Exhibit 99.1

A. H. Belo Corporation Updates Investors on Timing of Its Regulatory Filings

DALLAS –  A. H. Belo Corporation (NYSE: AHC) said today that it is continuing to work on finalizing the Company’s amended 2018 Annual Report on Form 10-K, and the amended first and second quarter 2019 Quarterly Reports on Form 10-Q. As announced on November 20, 2019, the Company has determined to restate its 2018 audited financial statements, impacting impairment of goodwill and long-lived assets; the income tax valuation allowance; and management’s report on internal control over financial reporting and evaluation of disclosure controls and procedures included in Item 9A of the 2018 Form 10-K. The asset impairment and valuation allowance are due to a re-evaluation of the timing of the Company’s impairment of assets related to its marketing services segment and consequent calculation of its tax valuation allowance, both of which are non-cash items.

Katy Murray, senior vice president and Chief Financial Officer, said, “The processes related to reviewing these matters have taken longer than expected due to the complexity of accounting treatments being considered for a fiscal year in which the Company recorded a net loss. At this time, we continue to expect that any adjustments ultimately made should be non-cash adjustments and should not affect the Company’s revenues or cash flow statements during the periods under review.

“While the Company continues to experience year-over-year revenue declines in print advertising revenue and print circulation revenue, the Company’s operations during the second half of 2019 have met management’s internal expectations, with stronger than anticipated revenue performance, good expense controls, increased digital circulation subscriptions, and capital expenditures in line with our plan for the year. As of December 31, 2019, the Company had approximately $48 million in cash and no debt. We are excited about prospects for 2020.”

Robert W. Decherd, A. H. Belo’s Chief Executive Officer, added, “The single decision-making structure implemented in July continues to have very positive effects for the Company. We have been able to be more focused and timely in refining strategies, developing established and new products, and extending our brands throughout the North Texas market. The Dallas Morning News continues to be

A. H. Belo Corporation Updates Investors on Timing of Its Regulatory Filings

January 28, 2020

the most important source of local news and information, insight, and civic engagement in one of America’s most dynamic cities.”

About A. H. Belo Corporation

A. H. Belo Corporation is the leading local news and information publishing company in Texas. The Company has commercial printing, distribution and direct mail capabilities, as well as a presence in emerging media and digital marketing. While focusing on extending the Company’s media platforms,  A. H. Belo delivers news and information in innovative ways to a broad range of audiences with diverse interests and lifestyles. For additional information, visit www.ahbelo.com or email invest@ahbelo.com.

Statements in this communication concerning A. H. Belo Corporation’s business outlook or future economic performance, revenues, expenses, and other financial and non-financial items that are not historical facts, including statements of the Company’s expectations relating to the outcome of its ongoing review of asset impairment and related items and the timing of its anticipated restatement of annual and quarterly reports with the Securities and Exchange Commission, are “forward-looking statements” as the term is defined under applicable federal securities laws. Forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those statements. Such risks, trends and uncertainties are, in most instances, beyond the Company’s control, and include changes in advertising demand and other economic conditions; consumers’ tastes; newsprint prices; program costs; labor relations; technology obsolescence; as well as other risks described in the Company’s Annual Report on Form 10-K and in the Company’s other public disclosures and filings with the Securities and Exchange Commission. Forward-looking statements, which are as of the date of this filing, are not updated to reflect events or circumstances after the date of the statement.